Exhibit 99.1

         Schick Technologies to Trade on the NASDAQ National Market

•	Nasdaq Approves Re-Listing
•	Stock to Begin Trading on December 20, 2005

LONG ISLAND CITY, N.Y., December 15, 2005 — Schick Technologies, Inc. (OTC BB: SCHK) today announced that it has been approved for listing on the Nasdaq National Market (NNM). The Company’s common stock is to begin trading on the NNM under ticker symbol “SCHK” on Tuesday, December 20, 2005.

“We are very excited to be trading again on the Nasdaq National Market. This is a great step for our shareholders, business partners and employees,” commented Jeffrey T. Slovin, President and Chief Executive Officer. “By listing on the world’s largest electronic exchange, considered to be the premier market for hi-tech companies, we expect to provide our shareholders with enhanced market maker support, more efficient access to institutional investors and investment capital, greater speed of execution, improved liquidity and enhanced transparency. In addition, the NASDAQ listing is expected to provide greater visibility for the Company within the investment community — all part of our strategy to increase shareholder value.”

About Schick Technologies, Inc.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high- resolution radiographs and offer significant advantages over conventional x- ray devices.

The Company’s beliefs as to the date on which its common stock will commence trading on the Nasdaq National Market and the benefits of the Nasdaq listing, and other information in this announcement which is not historical, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of Schick Technologies' products, the closing of the Company’s merger with Sirona Dental Systems, the Company’s dependence on an exclusive North American distributor, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, fluctuation in results, the approval of the Company’s Nasdaq relisting application, seasonality and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.

Contact: Kevin McGrath, Cameron Associates, 212-245-4577